Exhibit 10.1
LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into this 28th day of August 2008 (the “Effective Date”), by and between Aegera Therapeutics Inc., a company organized and existing under the laws of Canada (“Licensor”), having a principal place of business located at 810 chemin du Golf, Ile des Soeurs, Québec H3E 1A8, Canada, and Neurologix, Inc., a Delaware corporation (“Licensee”), having a principal place of business located at One Bridge Plaza, Fort Lee, NJ 07024, USA.

RECITALS

WHEREAS, Licensor is the owner of certain patents and other intellectual property relating to the X-linked Inhibitor of Apoptosis Protein (“XIAP”);

WHEREAS, Licensee desires to obtain an exclusive license in the Field (as hereinafter defined) to develop and commercialize products by using and practicing the Licensed Methods (as hereinafter defined) and Licensed Patent Rights (as hereinafter defined); and

WHEREAS, Licensor is willing to grant such a license to Licensee on the terms set forth herein.

NOW THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	“Accounting Standards” shall mean United States Generally Accepted Accounting Principles, as generally and consistently applied throughout the applicable Person’s organization.

1.2
“Affiliate” means, with respect to a specified Person, any other Person, (i) which is controlling, controlled by or under common control with, such specified Person or (ii) in which such specified Person owns 20% or more of the equity or other ownership interests. For purposes of this Section 1.2, the term “control” means possession, direct or indirect, of the powers to direct, cause or direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3
“Confidential Information” shall mean all technical and scientific know-how and information, non-clinical and clinical trial results, computer programs, knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, technical assistance, designs, drawings, apparatus, written and oral representations of data, specifications, assembly procedures, schematics and other valuable information of whatever nature and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by a party to the other party in connection with this Agreement. For the avoidance of doubt, the terms and conditions of this Agreement shall be deemed the Confidential Information of both Licensor and Licensee.

1.4	“Field” means therapeutic or prophylactic use in the treatment of Huntington’s Disease by Gene Therapy.

1.5
“First Commercial Sale” means the first sale of any Licensed Product (as hereinafter defined) by Licensee or any of its Affiliates or Sublicensees following approval of its marketing to the general public by the appropriate governmental agency for the country in which the sale was made, and, where governmental approval is not required, the first sale in that country.

1.6
“Gene Therapy” means the treatment of certain disorders, including, but not limited to those caused by genetic anomalies or deficiencies, by introducing specific engineered genes into a patient’s body.

1.7
“Improvements” means any and all additions, alterations, modifications, design changes and other improvements to the Licensed Patent Rights, including subject art thereof, and the Technology which are individually developed by Licensor, Licensee, any Sublicensee or any Third Party during the Term.

1.8	“License” has the meaning set forth in Section 2.2.

1.9	“Licensed Method” means any process or method that is covered by a Valid Claim.

1.10
“Licensed Patent Rights” means the patents and patent applications listed in Schedule A hereto, including divisionals, continuations and, to the extent entirely supported by such patents and patent applications, continuation-in-part applications, any patents issuing on said applications, including reissues and reexaminations thereof, and any foreign counterparts thereto.

1.11
“Licensed Product” means a product, the manufacture, use, offer for sale, sale or importation of which employs a Licensed Method or the manufacture, use, offer for sale, sale or importation of which is covered by a Valid Claim.  Once a product becomes a Licensed Product, such product shall remain a Licensed Product for all purposes under this Agreement.

1.12
“Net Sales” means the total amount invoiced by Licensee or its Affiliates or Sublicensees from the sale or distribution of Licensed Products in the Territory, less the sum of the following deductions where applicable, determined in accordance with the Accounting Standards: sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales, transportation charges, allowances or credits to customers because of rejections or returns and actual amounts credited for uncollectible amounts on previously sold Licensed Products.  Sales between or among Licensee and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales, except where such Affiliates or Sublicensees are end users (i.e., where such sale is the last sale to the consumer), but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or Sublicensees.

To the extent that any amount that would otherwise qualify as a deduction in the calculation of Net Sales is paid by a Third Party pursuant to a separate charge or invoice, such amount shall not be deducted in the calculation of Net Sales.  In the case of any sale or other disposal of a Licensed Product between or among a party and its Affiliates, or Sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party.  In the case of any sale or other disposal for value, such as barter or counter-trade, of any Licensed Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Licensed Product in the country of sale or disposal.

Transfers of samples of the Licensed Product, such as for physician samples and indigent patient and similar programs (including registration samples), will not be included for purposes of determining Net Sales; provided that no compensation beyond the cost of goods of any such transferred Licensed Product is received, such sampling and other programs are conducted in a manner consistent with Licensee’s, its Affiliate’s or it Sublicensee’s normal practices applied across all of its products and no non-cash consideration or other benefits (e.g., concessions or agreements with respect to products other than the Licensed Product) is obtained in exchange for such transferred Licensed Product.

1.13	“Ottawa License Agreement” means the License Agreement between University of Ottawa and Aegera (as successor to Apoptogen Inc.), made as of November 30, 1995, as amended as of October 10, 2000.

1.14
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including without limitation, a government or political subdivision, department or agency of a government.

1.15
“Royalty Term” means the period that commences on the Effective Date and terminates, on a country-by-country basis, with respect to each Licensed Product, on the later to occur of (a) the expiration of the last to expire Valid Claim within the Licensed Patent Rights covering such Licensed Product, (b) ten (10) years after the First Commercial Sale of such Licensed Product in such country or (c) the full prosecution of any claims under a properly filed patent application.

1.16	“Sublicensee” means any Third Party sublicensed by Licensee to make, have made, use, offer for sale, sell, have sold, import or have imported Licensed Products.

1.17	“Territory” means the entire world except for the People’s Republic of China.

1.18	“Third Party” means any Person other than Licensee, Licensor or any of their respective Affiliates.

1.19	“Third Party License” means any agreement under which a license to the Licensed Patent Rights or Technology is granted by a Third Party to Licensor.

1.20
“Technology” means any and all proprietary processes, trade secrets, technical information and know-how claimed in or relating to the Licensed Patent Rights, that is necessary or useful to make, use, offer for sale, sell or import Licensed Products in the Field and that is owned or controlled by Licensor as of the Effective Date.

1.21
“Valid Claim” means (a) any claim of an issued, unexpired patent included in the Licensed Patent Rights, which claim has not lapsed, been abandoned, been revoked or been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction or other governmental agency from which no appeal can be or is taken within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (b) any claim of a patent application included in the Licensed Patent Rights that has been pending for less than seven (7) years and which has not been withdrawn, cancelled, abandoned, or finally held to be unallowable.

ARTICLE II

GRANT

2.1
Subject to the terms and conditions of this Agreement and the Ottawa License Agreement, Licensor hereby grants to Licensee and its Affiliates in the Territory an exclusive license, under the Licensed Patent Rights to make, have made, use, offer for sale, sell, have sold, import and have imported Licensed Products in the Field in the Territory (the “Product License”) during the Term.

2.2
Subject to the terms and conditions of this Agreement and the Ottawa License Agreement, Licensor hereby grants to Licensee and its Affiliates an exclusive license to use and have used the Technology in connection with the manufacture, use, offer for sale, sale and importation of Licensed Products in the Field in the Territory (the “Technology License” and, together with the Product License, the “License”) during the Term.

2.3
Licensor shall retain ownership of any Improvements to the inventions claimed in the Licensed Patent Rights and to the Technology that are developed or invented by or on behalf of it, its Affiliates or Third Parties (“Licensor Improvements”).  Licensor shall promptly notify Licensee, in writing, of any Licensor Improvements in the Field in the Territory.  In the event that Licensor, its Affiliates or Third Parties, makes any such Improvements, and Licensor and Licensee are able to determine commercially reasonable terms for a license of such Improvements, Licensor, shall grant to Licensee an exclusive license, with the right to grant sublicenses, to make, have made, use, offer for sale, sell, have sold, import and have imported the Licensor Improvements in the Field in the Territory.

2.4
Licensee shall retain ownership of any improvements to the inventions claimed in the Licensed Patent Rights and to the Technology that are developed or invented by or on behalf of Licensee, its Affiliates and Sublicensees (“Licensee Improvements”).  Licensee shall promptly notify Licensor, in writing, of any Licensee Improvements.  In the event that Licensee, or its Affiliates, makes any Improvements to the inventions claimed in the Licensed Patent Rights or to the Technology, and Licensor and Licensee, or its Affiliates, are able to determine commercially reasonable terms for a license of such Improvements, Licensee, or its Affiliates, shall grant to Licensor a non-exclusive license, with the right to grant sublicenses, to make, have made, use, offer for sale, sell, have sold, import and have imported the Licensee Improvements; provided that, during the Term, such license shall not permit the manufacture, use, offer for sale, sale or importation of Licensed Products in the Field in the Territory.

ARTICLE III

SUBLICENSES

3.1
Licensee shall have the right to grant exclusive and/or non-exclusive sublicenses (each a “Sublicense”) of the License to Third Parties.  The granting by Licensee of a Sublicense shall not relieve Licensee of any of its obligations hereunder.

3.2
Licensee shall furnish Licensor with an unredacted copy of any Sublicense within 15 days after the execution thereof; provided that the existence and terms of any such Sublicense shall constitute Confidential Information of Licensee.

3.3
Licensee shall provide to Licensor a copy of all information submitted to Licensee by Sublicensees that is relevant to the computation of the payments due from Licensee to Licensor under this Agreement.

3.4
Licensee shall obtain from its Affiliates and Sublicensees all licenses and access to information and documents necessary for Licensee to grant to Licensor the rights and licenses set forth in Section 2.4.

3.5	The Sublicense shall be consistent with all the relevant terms of this Agreement, including Section 2.4, this Article III and Articles VI, IX, X, XI, XV and XVI.

3.6
In the event of a material default of a Sublicense by any Sublicensee, Licensee will promptly inform Licensor of such default.  Notwithstanding any such material default, Licensee shall remain responsible for the satisfaction of all obligations of Licensee, its Affiliates and Sublicensees under this Agreement.

ARTICLE IV

INITIATION and MAINTENANCE FEES

4.1
On the Effective Date, Licensee shall pay to Licensor a non-refundable initiation fee of ########.* This fee is not intended to be, and shall not be construed as, an advance against Royalties (as hereinafter defined).

* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

4.2
Commencing on January 1, 2009, and on each subsequent January 1 during the Term, Licensee shall pay an annual maintenance fee (the “Maintenance Fee”) of ########* to Licensor. The Maintenance Fee for each calendar year shall be offset against Royalties (as hereinafter defined) payable to Licensor based on Net Sales occurring in the same calendar year.

ARTICLE V

ROYALTIES

5.1
Within sixty (60) days after the end of each calendar quarter during an applicable Royalty Term in which Net Sales occur, Licensee shall pay to Licensor earned royalties on the Net Sales during such calendar quarter (“Royalties”).  The Royalties due for any calendar quarter shall be determined as follows:

5.1.1	On the first ######## during such calendar year, Licensee shall pay Royalties in an amount equal to ########;

5.1.2	On the next ######## during such calendar year, Licensee shall pay Royalties in an amount equal to ########;

5.1.3	On Net Sales during such calendar year in excess of ########, Licensee shall pay Royalties in an amount equal to ########;

5.1.4	Royalties shall be payable only once with respect to Net Sales regardless of the number of Licensed Patent Rights which cover the Licensed Product;

5.1.5
On a Licensed Product-by-Licensed Product and country-by-country basis, for Net Sales of a Licensed Product in a country made during any portion of the applicable Royalty Term in which no Valid Claim covers such Licensed Product in such country, the royalty rates set forth in Sections 5.1.1 through 5.1.3 above applicable to such Net Sales shall be reduced to ########.

5.1.6
To the extent that Licensee or any of its Affiliates or Sublicensees determines that it is required to obtain in any jurisdiction a license from a Third Party to patent rights covering XIAP (excluding, for the avoidance of doubt, patent rights covering any delivery vector that may be incorporated into a Licensed Product) in order to make, use, offer for sale, sell or import a Licensed Product in the Field in such jurisdiction, then ######## in such jurisdiction may be deducted from royalties otherwise payable to Licensor; provided that in no event shall the aggregate royalties payable to Licensor in any calendar quarter based on Net Sales in such jurisdiction be reduced by ######## as a result of any such deduction; provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

5.2
In addition to the Royalties payable pursuant to Section 5.1, Licensee shall pay Licensor the following milestone payments for each Licensed Product (collectively, “Milestone Payments”), each of which shall be paid only once for each Licensed Product: ########*

5.3	Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis during the applicable Royalty Term.

5.4
All monies due to Licensor under this Agreement shall be payable in United States dollars by wire transfer to an account to be established by Licensor. Licensee shall be responsible for all bank transfer charges.  When Licensed Products are sold for monies other than United States dollars, the Royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into United States dollars at the exchange rate established by Capital One Bank on the last day of the applicable calendar quarter.

5.5
Any tax for the account of Licensor required to be withheld by Licensee under the laws of any foreign country shall be promptly paid by Licensee for and on behalf of Licensor to the appropriate governmental authority, provided that Licensee and Licensor shall use reasonably and legal efforts to cooperate to minimize such withholding taxes (e.g., by taking advantage of applicable tax treaties) and Licensee shall use reasonable commercial efforts to furnish Licensor with proof of payment of any such tax.  Nothing herein shall require Licensee to be responsible for or pay any taxes payable by Licensor, including taxes on the income of Licensor.

5.6
If at any time legal restrictions prevent the prompt remittance to Licensor of part or all Royalties by Licensee with respect to any country where a Licensed Product is sold, Licensee shall have the right and option to make such payments by depositing the amount thereof in local currency in Licensor ‘s bank account or other depository in such country.

* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

5.7
In the event that any patent or any claim thereof included within the Licensed Patent Rights shall be held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, any such claim so adjudicated shall thereupon cease to constitute a Valid Claim.  Licensee shall not, however, be relieved from paying any Royalties that accrued before such decision or that are based on another patent or claim not involved in such decision.

ARTICLE VI

DUE DILIGENCE

Licensee shall use, or shall cause its Affiliates or Sublicensees to use, commercially reasonable efforts to develop and commercialize the Licensed Products throughout the Territory, including, without limitation, in accordance with the milestones set forth in Schedule B attached hereto.

ARTICLE VII

PATENT FILING, PROSECUTION AND MAINTENANCE

7.1
Licensor shall have the first right to prepare, file, prosecute and maintain the Licensed Patent Rights in the United States and in all foreign countries within the Territory with counsel selected by Licensor at Licensor’s expense.  Licensor shall (i) promptly provide Licensee and its counsel with copies of any official communications from the United States and any foreign patent office relating to the Licensed Patent Rights, and (ii) provide Licensee and its counsel with advance copies of all written communications addressed to the United States or any foreign patent office relating to the Licensed Patent Rights.  In the event that Licensor determines not to prepare, file, prosecute or maintain any patent rights constituting Licensed Patent Rights, Licensor shall promptly notify Licensee in writing, and, subject to Licensor’s pre-existing contractual obligations to Third Parties, Licensee shall have the right to prepare, prosecute and maintain any such application or right that is relevant to the Field in Licensor’s name and at Licensee’s expense; provided that, Licensor’s abandonment of a particular patent application in favor of a continuation, divisional or other substitute application shall not give rise to the foregoing Licensee step-in right.  Licensee shall have reasonable opportunities to participate in decisions with respect to the filing, prosecution and maintenance of patents and patent applications in the Licensed Patent Rights, to the extent such decisions are material to the protection of Licensed Products in the Field.  Licensor shall consider in good faith any comments timely provided by Licensee with respect to the filing, prosecution and maintenance of patents and patent applications in the Licensed Patent Rights, to the extent such comments are relevant to Licensed Products in the Field.

7.2
In the event that Licensor advises Licensee in writing that it has determined to abandon, any patent application or issued patent licensed under this Agreement, and Licensee thereafter exercises its step-in rights with respect to the preparation, prosecution and maintenance thereof as set forth in Section 7.1 above, Licensee’s license under such abandoned Licensed Patent Rights set forth in Section 2.1 shall convert to, and thereafter be, a fully paid-up, non-royalty-bearing license.

ARTICLE VIII

PATENT INFRINGEMENT

8.1
In the event that Licensee learns of the substantial infringement in the Field of any patent in the Licensed Patent Rights, Licensee shall so notify Licensor, in writing, and shall provide Licensor with evidence of such infringement to the extent reasonably available to Licensee (such notice is hereinafter referred to as an “Infringement Notice”).   Licensor shall have the right, but not the obligation, to prosecute at its own expense the alleged infringement described in an Infringement Notice; provided that, within thirty (30) days after receipt by Licensor of an Infringement Notice, Licensor shall notify Licensee, in writing, whether it intends to prosecute the alleged infringement described in the Infringement Notice (such notice is hereinafter referred to as an “Infringement Reply Notice”).

8.2
Licensee shall have the right to prosecute at its own expense any substantial infringement in the Field described in an Infringement Notice, and Licensee shall be entitled to retain any recovery obtained by such prosecution, including any portion of such recovery to which Licensor might otherwise be entitled pursuant to this Agreement,  in the event that:

8.2.1	Licensor fails timely to deliver an Infringement Reply Notice to Licensee in response to such Infringement Notice;

8.2.2	Licensor’s Infringement Reply Notice indicates Licensor’s intention not to take reasonable actions to eliminate any substantial infringement in the Field described in such Infringement Notice; or

8.2.3
for a period greater than three (3) months after receipt of such Infringement Notice, Licensor has been unsuccessful in persuading the alleged infringer to cease and desist its substantial infringing activity in the Field and, as of the end of such three (3) month period, Licensor has not filed or has not been diligently prosecuting and enforcing an infringement action.

8.3
If either Licensor or Licensee is a necessary or indispensable party to any litigation or proceeding against a Third Party alleged to have substantially infringed any of the Licensed Patent Rights in the Field, the party prosecuting such action shall have the right to bring such litigation or proceeding in the other party’s name; provided that the party bringing such action shall indemnify the other party against any fees, expenses, damages or costs that may be incurred in connection with such action.

8.4
Neither Licensor nor Licensee shall enter into a settlement, compromise, consent judgment or other voluntary final disposition of any suit in which substantial infringement in the Field of any of the Licensed Patent Rights is claimed without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent shall not be required if such settlement, compromise, consent judgment or other voluntary final disposition (i) is for monetary damages only, which are payable to Licensor or Licensee or are payable by the settling party; (ii) does not admit the invalidity, unenforceability or noninfringement of the Licensed Patent Rights with respect to the alleged substantial infringement in the Field and (iii) does not conflict with the rights of Licensee under this Agreement.  No settlement, compromise, consent judgment or other voluntary final disposition of any such suit may be entered into by any party to this Agreement without an unconditional and full release of the other party to this Agreement, and its Affiliates, reasonably acceptable to such party’s counsel.

8.5
In any infringement suit that a party may institute to enforce the Licensed Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all reasonable respects and shall use reasonable efforts to cause its employees to testify when requested and make available relevant records, papers, information, samples, specimens, and the like. Such participation shall be at the expense of the party instituting such action.

ARTICLE IX

PROGRESS AND ROYALTY REPORTS

9.1
On or before each June 30 and December 31 during the Term, Licensee shall submit to Licensor a semi-annual progress report describing in reasonable detail the activities of Licensee, its Affiliates and Sublicensees related to the development and testing of all Licensed Products and the status of governmental approvals (including applications therefor) required for marketing and distributing each Licensed Product as well as Licensee’s and its Affiliates’ and Sublicensees’ expenditures in carrying out such activities.  The reports shall cover activities engaged in during the six-month period ended, and the status of government approvals as of, the date of such report.  Licensee shall require its Affiliates and Sublicensees to provide Licensee with information regarding their activities and expenditures with respect to Licensed Products sufficient for Licensee to provide such reports to Licensor.

9.2
Except as otherwise provided in Section 9.3, within sixty (60) days after the end of each calendar quarter during the Term, Licensee shall submit to Licensor royalty reports (“Quarterly Royalty Reports”) describing in reasonable detail, on a Licensed Product-by-Licensed Product and country-by-country basis: (a) the gross sales of Licensed Products sold by Licensee, its Affiliates and Sublicensees during the most recently completed calendar quarter and corresponding Net Sales; (b) deductions by category from gross sales taken in determining such Net Sales; (c) the number of each type of Licensed Product sold during the most recently completed calendar quarter; and (d) the Royalties payable pursuant to Section 5.1 of this Agreement for the most recently completed calendar quarter, including any reductions and deductions applicable pursuant to Sections 5.1.5 and 5.1.6.  Payment of the full amount of any Royalties or other payments due to Licensor for the most recently completed calendar quarter shall accompany each Quarterly Royalty Report.  Licensee shall require its Affiliates and Sublicensees to provide Licensee with information sufficient for Licensee to provide such reports to Licensor.

9.3
Notwithstanding the provisions of Section 9.2, Licensee shall not be required to submit Quarterly Royalty Reports for any calendar quarters in which there are no Net Sales.  Licensee agrees to report to Licensor the date of the First Commercial Sale of each Licensed Product in each country.

9.4	If no sales of Licensed Products have been made during any reporting period, Licensee shall deliver to Licensor a statement to that effect.

ARTICLE X

BOOKS AND RECORDS

10.1
Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, books and records accurately showing all Licensed Products manufactured, used, and/or sold pursuant to this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the payment to which they pertain and, subject to the terms of Article XI, shall be open to inspection by representatives or agents of Licensor during normal business hours during the Term (as hereinafter defined) and for six (6) months thereafter and upon reasonable advance notice, but in no event more than once in any calendar year.

10.2
Licensor shall pay all fees, costs and expenses incurred by Licensor, its agents or representatives in connection with the inspection of Licensee’s, its Affiliates’ and Sublicensees’ books and records; provided that Licensee shall reimburse Licensor for any such fees, costs and expenses if, based on such inspection, Licensor correctly determines that the Quarterly Royalty Reports submitted to Licensor for any of the three most recently completed calendar years underreported, and Licensee underpaid, the Royalties actually due Licensor for such calendar year by more than five percent (5%) of the Royalties actually due.

ARTICLE XI

CONFIDENTIALITY

11.1
During the Term and for five (5) years thereafter, each party shall maintain in confidence the Confidential Information of the other party, and shall not disclose, use or grant the use of the Confidential Information of the other party or, subject to Section 11.5, disclose the terms of this Agreement, except on a need-to-know basis to such party’s Affiliates or Sublicensees, and its and their directors, officers and employees, such party’s Third Party licensors of intellectual property rights (sub)licensed hereunder, and such party’s subcontractors, professional consultants, lenders, potential lenders, investors, potential investors, acquirors, potential acquirors, collaborators and potential collaborators, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement.  To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, the party shall ensure that such person is bound by confidentiality obligations with respect to Confidential Information at least as stringent as this Agreement.  Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

11.2
Notwithstanding the foregoing, the confidentiality obligations of Section 11.1 shall not include any information that: (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving party; (b) can be demonstrated by documentation or other competent proof to have been in the receiving party’s possession prior to disclosure by the disclosing party; (c) is subsequently received by the receiving party from a Third Party who is not bound by any obligation of confidentiality with respect to said information; (d) is generally made available to Third Parties by disclosing party without restriction on disclosure; or (e) is independently developed by or for the receiving party without reference to the disclosing party’s Confidential Information.

11.3
The confidentiality obligations under Section 11.1 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, including disclosures required under rules promulgated by the United States Securities and Exchange Commission (the “SEC”); provided, however, that to the extent practicable, such party (a) shall provide advance written notice thereof to the other party and consult with the other party prior to such disclosure with respect thereto, and (b) shall provide the other party with reasonable assistance, as requested by the other party, to object to any such disclosure or to request confidential treatment thereof, and (c) shall take reasonable action to avoid and/or minimize the extent of such disclosure.

11.4
In addition to disclosures allowed under Section 11.2, each party may disclose Confidential Information belonging to the other party to the extent such disclosure is necessary in the following instances: (a) filing or prosecuting Licensed Patent Rights; (b) regulatory filings for Licensed Products; and (c) prosecuting or defending litigation as permitted by this Agreement and prosecuting or defending litigation arising under this Agreement.

11.5
In the event that this Agreement shall be included in any report, statement or other document filed by either party or an Affiliate of either party with the SEC or similar regulatory agency in a country other than the United States or any stock exchange, such party shall use, or shall cause its Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC, similar regulatory agency or stock exchange of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other party.

ARTICLE XII

TERM OF THE AGREEMENT

Unless otherwise terminated by operation of law or by the parties in accordance with this Agreement, this Agreement shall be in force from the Effective Date until the expiration of the last-to-expire Royalty Term (the “Term”).

ARTICLE XIII

TERMINATION BY LICENSOR

13.1
If Licensee materially breaches any term or covenant contained in this Agreement (a “Default”), including, without limitation, by (i) researching, developing or selling Licensed Products outside the Field or outside the Territory, (ii) failing to pay amounts due Licensor pursuant to Articles IV and V; or (iii) failing to comply with the diligence requirements of Article VI, then Licensor may give written notice of such Default (“Notice of Default”) to Licensee.  To be effective, any Notice of Default shall describe in reasonable detail the facts and circumstances giving rise to the alleged Default.  If Licensee fails to cure such Default within forty five (45) days after receipt of a Notice of Default, Licensor shall have the right to terminate this Agreement and the License by delivering a second written notice (“Notice of Termination”) to Licensee. If a Notice of Termination is delivered to Licensee, this Agreement shall automatically terminate as of the date of such Notice. Such termination shall not relieve Licensee of its obligation to pay any accrued Royalties or other amounts owing at the time of such termination and shall not impair any other accrued right of Licensor.

13.2
If Licensee becomes insolvent, makes an assignment for the benefit of creditors, or if voluntary or involuntary bankruptcy proceedings are instituted on behalf of or against Licensee or if a receiver or trustee of Licensee’s property is appointed, then Licensor has the right to terminate this License.

ARTICLE XIV

TERMINATION BY LICENSEE

Licensee has the right at any time to terminate this Agreement by giving notice, in writing, to Licensor stating that this Agreement is terminated. Such notice shall be effective ninety (90) days after the effective date of such notice.

ARTICLE XV

EFFECT OF TERMINATION, DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION

15.1
If this Agreement is terminated by Licensor pursuant to Article XIII or is terminated by Licensee pursuant to Article XIV, all licenses granted by Licensor to Licensee hereunder shall terminate and revert to Licensor and Licensee shall promptly return to Licensor all relevant records, materials and Confidential Information provided by Licensor concerning the Licensed Patent Rights, Technology or Licensed Products in the possession or control of Licensee, its Affiliates or, subject to Section 15.3, its Sublicensees.  Notwithstanding the foregoing, Licensee shall be permitted to maintain one (1) copy of all records, materials and Confidential Information in its legal files solely for monitoring its compliance with the terms of this Agreement and shall not be required to delete or destroy digital materials.

15.2
If this Agreement is terminated by Licensor pursuant to Article XIII or is terminated by Licensee pursuant to Article XIV, and Licensor and Licensee, or its Affiliates, are able to determine commercially reasonable terms for the assignments and grants described below, Licensee, or its Affiliates, shall:

15.2.1
assign and surrender to Licensor all regulatory approvals, regulatory dossiers and regulatory materials for all Licensed Products.  If Licensee, or its Affiliates, agree to assign and surrender such information to Licensor, Licensee, or its Affiliates, shall take all actions reasonably necessary to timely effect the transfer of each such items to Licensor, including, without limitation, by making such filings as may be required with regulatory authorities and other governmental authorities in the Territory that may be necessary to record such assignment or effect such transfer.

15.2.2
assign to Licensor, to the extent assignable and at Licensor’s request, Licensee’s, or its Affiliates’, rights in any or all Third Party agreements for licenses, services or supplies necessary for the development or commercialization of all Licensed Products, including without limitation, any agreements with a Third Party regarding the manufacture of Licensed Products.  Licensor and Licensee hereby acknowledge and agree that any assignment shall be limited by the rights and conditions contained in the Third Party agreements.  To the extent that any Third Party agreement is not assignable by Licensee, or its Affiliates, then such agreement will not be assigned, and upon the request of Licensor, Licensee, or its Affiliates, will cooperate in good faith and use commercially reasonable efforts to allow Licensor to obtain and to enjoy the benefits of such agreement in the form of a license or other right to the extent held by Licensee, or its Affiliates, subject to such Third Party’s rights

15.2.3
grant a license to Licensor, including the right to grant and authorize the grant of sublicenses, under any patent rights and know-how owned or controlled by Licensee, or its Affiliates, to make, have made, use, offer for sale, sell and import Licensed Products.

15.3
In the event of a termination pursuant to Article XIII that is not based on any failure by the Sublicensee to comply with relevant terms of this Agreement, the Sublicensee shall be entitled to retain its Sublicense subject to the Sublicensee’s continued performance of all obligations under such Sublicense and the Sublicensee’s performance of all obligations of Licensee under this Agreement with respect to the rights granted under the Sublicense, including without limitation all reporting and payment obligations hereunder with respect to the rights granted under the Sublicense.  For the avoidance of doubt, Licensor shall not have any obligation to assume or perform any of Licensee’s obligations under any such continuing Sublicense.

15.4
For a period of six (6) months following the termination of this Agreement, Licensee, or its Affiliates, shall have the right to sell all previously made or partially made Licensed Products; provided, that, Licensee shall pay Royalties on such sales and shall provide reports in accordance with Section 9.2 with respect to such sales.

15.5
ANY LICENSE OR ASSIGNMENT, AND THE ASSOCIATED PATENT RIGHTS, GRANTED BY LICENSEE, OR ITS AFFILIATES, TO LICENSOR ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR, EXCEPT AS EXPRESSLY PROVIDED IN SUCH LICENSE OR ASSIGNMENT, ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

15.6
IN NO EVENT WILL LICENSEE, OR ITS AFFILIATES, BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE GRANTING OF ANY LICENSE OR ASSIGNMENT, OR THE USE OF THE ASSOCIATED PATENT RIGHTS, FROM LICENSEE, OR ITS AFFILIATES, TO LICENSOR.

15.7	The rights and obligations set forth in Articles X, XI, XV, XVII, XVIII, XIX and XXIII of this Agreement shall survive the termination hereof.

ARTICLE XVI

PATENT MARKING

Licensee shall mark, and cause its Affiliates and Sublicensees to mark, all Licensed Products made, used or sold pursuant to this Agreement, or their containers, in accordance with the applicable patent marking laws in the jurisdictions in which such Licensed Product is sold.

ARTICLE XVII

USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto or either party’s employees (including contraction, abbreviation or simulation of any of the foregoing).  Notwithstanding the foregoing, the parties shall issue a mutually agreed joint press release upon the execution of this Agreement, and Licensor shall be entitled to publicly announce the receipt by Licensor of the milestone payments set forth in Section 5.2.

ARTICLE XVIII

WARRANTY DISCLAIMERS

18.1
THIS LICENSE AND THE ASSOCIATED PATENT RIGHTS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

18.2
IN NO EVENT WILL LICENSOR OR LICENSEE BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

ARTICLE XIX

REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

19.1	Licensor represents and warrants to Licensee as of the Effective Date that:

19.1.1	it has the necessary right, title and power to grant the License and other licenses and rights granted hereunder to Licensee;

19.1.2
it has not granted any option, license, right or interest in or to the Licensed Patent Rights in the Field in the Territory and the execution and delivery of this Agreement and the performance of its obligations hereunder do not violate or breach any other agreement to which Licensor is bound;

19.1.3
to the best of Licensor’s knowledge, no claim has been made alleging that any Licensed Product in the Field in the Territory infringes or otherwise violates any intellectual property or proprietary right of any Third Party;

19.1.4	to the best of Licensor’s knowledge, no Person (excluding, for this purpose, Licensee or its Affiliates) is infringing the Licensed Patent Rights in the Field in the Territory;

19.1.5
the true inventors of the subject matter claimed are named in the patents and patent applications within the Licensed Patent Rights, and all such inventors have irrevocably assigned all their rights and interests therein to Licensor; and

19.1.6	no patent application within the Licensed Patent Rights is the subject of any pending interference, opposition, cancellation, protest or other challenge or adversarial proceeding.

19.2
Licensor shall indemnify, hold harmless and defend, Licensee, its officers, directors, employees, agents, representatives, Affiliates and Sublicensees (collectively, “Licensee Indemnitees”) from and against any liabilities, claims, suits, losses, damages, costs, fees, and expenses (collectively, “Claims”) resulting from or arising out of any breach of this Agreement by Licensor.

19.3
A Licensee Indemnitee shall promptly notify Licensor of any Claim with respect to which such Licensee Indemnitee is seeking indemnification hereunder and permit Licensor, at Licensor's cost, to defend against such Claim, and shall reasonably cooperate in the defense thereof.  Neither Licensor nor Licensee Indemnitees shall enter into, or permit, any settlement of any Claim without the express written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. Each Licensee Indemnitee may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of Licensor and will reasonably cooperate with Licensor or its insurer in the disposition of any such matter; provided, that, if Licensor shall not defend such Claim, such Licensee Indemnitee shall have the right to defend such Claim on its own behalf and recover from Licensor all reasonable attorneys' fees and expenses incurred by it during the course of such defense.

19.4
Licensee shall indemnify, hold harmless and defend Licensor, its officers, directors employees, agents, representatives and Affiliates (collectively, “Licensor Indemnitees”) from and against any and all Claims resulting from or arising out of any breach of this Agreement by Licensee or resulting from any Licensed Product developed, manufactured and/or commercialized by Licensee, its Affiliates and/or Sublicensees, including without limitation any Claims brought by Third Parties against any Licensor Indemnitee based on such development, manufacture or commercialization.

19.5
A Licensor Indemnitee shall promptly notify Licensor of any Claim with respect to which such Licensor Indemnitee is seeking indemnification hereunder and permit Licensee, at Licensee's cost, to defend against such Claim, and shall reasonably cooperate in the defense thereof. Neither Licensee nor Licensor Indemnitees shall enter into, or permit, any settlement of any Claim without the express written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. Each Licensor Indemnitee may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of Licensee and will cooperate with Licensee or its insurer in the disposition of any such matter; provided, that if Licensee shall not defend such Claim, such Licensor Indemnitee shall have the right to defend such Claim on its own behalf and recover from Licensee all reasonable attorneys' fees and expenses incurred by it during the course of such defense.

19.6
Licensee shall use reasonable commercial efforts to insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

19.6.1	each occurrence ########*

* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

19.6.2	products/completed operations aggregate ########*

19.6.3	general aggregate (commercial form only) ########

19.7
Licensee shall furnish Licensor with certificates of insurance evidencing compliance with Section 19.6. Licensee shall not be required to insure its activities relative to the products’ liability risks until commencing use of Licensed Products in human subjects.  Such insurance shall:

19.7.1	provide for thirty (30) day advance written notice to Licensor of any modification;

19.7.2	indicate that Licensor has been endorsed as an additional Insured under the insurance policies referred to under Paragraph 19.6; and

19.7.3
include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by Licensor.

19.8
Licensee shall maintain the insurance policies required by this Article XIX during the Term and, if applicable, thereafter during the period in which any product, process, or service, relating or developed pursuant to this Agreement is being commercially distributed or sold by Licensee or an Affiliate of Licensee.

19.9
Licensee’s obligations under this Agreement, including it indemnification obligations under this Article XIX, shall not in any manner be limited by the limits of any insurance policy maintained by Licensee pursuant to this Article XIX.

19.10
Licensor shall use reasonable commercial efforts to insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits of at least ######## for each occurrence and ######## in the aggregate.  Licensor shall maintain the insurance policies required by this Article XIX during the Term.

ARTICLE XX

NOTICES

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, submitted or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by facsimile transmission (provided, that it is confirmed by a means specified in clause (i) or (ii)), to the following address, or to such other address as such party may indicate by a notice delivered to the other party hereto:

* ######## = Material omitted pursuant to a request for Confidential Treatment and filed separately with the Commission on the date of filing of this Form 8-K.

If to Licensee:

Neurologix, Inc.
One Bridge Plaza
Fort Lee, New Jersey 07024
USA
Attention: Marc Panoff
Fax Number: (201) 592-0366

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
USA
Attention: Evan L. Greebel, Esq.
Fax Number: (212) 940-8776

If to Licensor:

Aegera Therapeutics Inc.
810 chemin du Golf
Ile des Soeurs
Québec H3E 1A8
Canada
Attn:  President and Chief Executive Officer
Fax Number:  (514) 288-9280

With a copy to:

WilmerHale
60 State Street
Boston, Massachusetts 02109
USA
Attention:  Steven D. Barrett, Esq.
Fax Number (617) 526-5000

ARTICLE XXI

ASSIGNABILITY

21.1
This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement and the rights and duties hereunder may not be assigned by either party without the prior written consent of the other, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, either party may assign this License Agreement without the consent of the other party to (i) an Affiliate; (ii) a successor-in-interest in the event of a merger or consolidation; (iii) a purchaser of a majority of the assigning party’s stock or substantially all of assigning party’s assets or business; or (iv) any limited liability company, partnership, corporation or similar entity in the Territory in which the assigning party has an equity or profits ownership or participation and as to the other owners thereof the assigning party controls the disposition of all rights under the License granted herein; provided that any successor-in-interest or assignee is financially solvent, validly existing and in good standing under the laws of its state of organization on the date of such assignment, and agrees to assume all of the assigning party’s obligations under this Agreement.  The assigning party shall remain primarily liable for its obligations hereunder notwithstanding any assignment permitted hereunder.

21.2
Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

ARTICLE XXII

FURTHER ASSURANCES

From and after the date hereof, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by counsel) such assignments, licenses, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the transactions contemplated hereby.

ARTICLE XXIII

GOVERNING LAWS

THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, without regard or giving effect to any conflict of laws or similar principles, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County, or any court of competent civil jurisdiction sitting in New York County, New York.  In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

ARTICLE XXIV

EXPORT CONTROL LAWS

Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

ARTICLE XXV

FORCE MAJEURE

The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond their reasonable control, including, without limitation, war, riot, insurrection laws, proclamations, edicts, ordinances, regulations, strikes, lockouts or other serious labor disputes, and floods, fires, explosions, or other natural disasters. When such events have abated, the parties’ respective obligations hereunder shall resume.

ARTICLE XXVI

MISCELLANEOUS

26.1
All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. In the event of a declaration of bankruptcy by Licensor, the parties agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

26.2	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

26.3
This Agreement may be amended, modified, superseded or cancelled, in whole or in part, only by a written instrument duly executed by each of the parties hereto.  No failure, delay or omission by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  Nor will any waiver on the part of either party of any right or privilege under this Agreement constitute a continuing waiver or a waiver of any other right or privilege, nor will any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

26.4
This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

26.5	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

26.6	Except as expressly set forth herein, all expenses incurred by the parties in connection with this Agreement shall be borne wholly by the party incurring such expense.

26.7	Each of Licensee and Licensor acknowledges that obligations under this Agreement may be performed by Affiliates of the other party or, in the case of Licensee, by Sublicensees.

26.8
If any provisions contained in this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, provided that a party’s rights under this Agreement are not materially affected. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable, provision, but shall be valid, legal and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth above.

LICENSOR:

AEGERA THERAPEUTICS INC.

By:	/s/ Donald Olds
Name: Donald Olds
Title: COO/CFO

By:	/s/ Michael J. Berendt
Name: Michael J. Berendt
Title: President & CEO

LICENSEE:

NEUROLOGIX, INC.

By:	/s/ John E. Mordock
Name: John E. Mordock
Title: President & Chief Executive Officer

By:	/s/ Marc L. Panoff
Name: Marc L. Panoff
Title: Chief Financial Officer